As filed with the Securities and Exchange Commission on August 13, 2020

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________________________________________________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________________________________________________________________________________

ResMed Inc.

(Exact name of registrant as specified in its charter)

______________________________________________________________________________________________

Delaware

(State or other jurisdiction of incorporation or organization)

98-0152841

(IRS Employer Identification No.)

9001 Spectrum Center Blvd.

San Diego,  CA 92123

United States of America

(Address of principal executive offices)

______________________________________________________________________________________________

RESMED INC. 2018 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

______________________________________________________________________________________________

David Pendarvis Chief Administrative Officer, Global General Counsel and Secretary ResMed Inc. 9001 Spectrum Center Blvd. San Diego, CA 92123 United States of America (858) 836-5000	Copy to: Roger W. Bivans, Esq. Baker & McKenzie LLP 1900 North Pearl, Suite 1500 Dallas, TX 75201 United States of America (214) 978-3095
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

______________________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.004 per share	2,000,000	$175.48	$350,960,000	$45,554.61

(1)

In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)

Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, and is based on the average of the high and low sales price ($175.48) of the Common Stock, as reported on the New York Stock Exchange on August 7, 2020, for the 2,000,000 additional shares of Common Stock issuable under the Plan.

EXPLANATORY NOTE

This registration statement on Form S-8 (“Registration Statement”) is being filed to register an aggregate of 2,000,000 shares of Common Stock, par value $0.004 per share (“Common Stock”) of ResMed Inc. (the “Registrant”) that may be issued and sold under the ResMed Inc. 2018 Employee Stock Purchase Plan (the “Plan”).

This Registration Statement also includes a reoffer prospectus in accordance with General Instruction C of Form S-8 and the requirements of Part I of Form S-3 which may be utilized for reofferings and resales by the Selling Stockholders on a continuous or delayed basis in the future of up to 11,759 shares of Common Stock that constitute “restricted securities” within the meaning of the Securities Act, previously issued to them pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to persons eligible to participate in the Plan as specified by Rule 428(b)(1) under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Securities and Exchange Commission (“SEC”) or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

11,759 SHARES
RESMED INC.
Common Stock ($0.004 par value)

This reoffer prospectus relates to the reoffer and resale by certain of our employees (the “Selling Stockholders”) of up to 11,759 shares of common stock, par value $0.004 per share (“Common Stock”) of ResMed Inc. (“ResMed”, the “Company”, “we”, “our” or “us”) that were acquired by the Selling Stockholders pursuant to the ResMed Inc. 2018 Employee Stock Purchase Plan (the “Plan”). The shares are being reoffered and resold for the account of the Selling Stockholders, and we will not receive any of the proceeds from the resale of the shares.

The resale of the shares may be effected from time to time in one or more transactions on the New York Stock Exchange (NYSE), in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See the section entitled “Plan of Distribution.” We will bear all expenses in connection with the preparation of this prospectus.

Our Common Stock is listed on the NYSE under the ticker symbol “RMD.” On August 7, 2020, the closing price for the Common Stock, as reported by the NYSE, was $173.24.

Investing in our Common Stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 3 and in the documents incorporated by reference herein before you decide to purchase any shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is August 13, 2020.

-i-

You should rely only upon the information contained or incorporated by reference in this reoffer prospectus and the registration statement of which this reoffer prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this reoffer prospectus is accurate only as of the date on the front cover of this reoffer prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This reoffer prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this reoffer prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

-ii-

Cautionary Note Regarding Forward-Looking Statements

This reoffer prospectus contains or may contain certain forward-looking statements and information that are based on the beliefs of our management as well as estimates and assumptions made by, and information currently available to, our management. All statements other than statements regarding historical facts are forward-looking statements. The words “believe,” “expect,” “intend,” “anticipate,” “will continue,” “will,” “estimate,” “plan,” “future” and other similar expressions, and negative statements of such expressions, generally identify forward-looking statements, including, in particular, statements regarding expectations of future revenue or earnings, expenses, new product development, new product launches, new markets for our products, litigation, and tax outlook.  These forward-looking statements are made in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements reflect the views of our management at the time the statements are made and are subject to a number of risks, uncertainties, estimates and assumptions, including, without limitation, and in addition to those identified in the text surrounding such statements, those identified in the section entitled “Risk Factors” and elsewhere in this reoffer prospectus.

In addition, important factors to consider in evaluating such forward-looking statements include changes or developments in healthcare reform, social, economic, market, legal or regulatory circumstances, including the impact of public health crises such as the novel strain of coronavirus (COVID-19) that has spread globally; changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors, the actions or omissions of third parties, including suppliers, customers, competitors and governmental authorities, and various other factors. If any one or more of these risks or uncertainties materialize, or underlying estimates or assumptions prove incorrect, actual results may vary significantly from those expressed in our forward-looking statements, and there can be no assurance that the forward-looking statements contained in this report will in fact occur

-iii-

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this reoffer prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this reoffer prospectus. For a more complete understanding of ResMed Inc. and this offering, we encourage you to read and consider carefully the more detailed information in this reoffer prospectus, including the information incorporated by reference in this reoffer prospectus and the information referred to under the heading “Risk Factors” in this reoffer prospectus beginning on page 3. Unless the context requires otherwise, all references in this reoffer prospectus to “ResMed,” “the Company,” “we,” “our” and “us” refer to ResMed Inc.

The Company

We are a global leader in digital health and cloud-connected medical devices. We design innovative solutions to treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies and cloud-connected medical devices transform care for people with sleep apnea, chronic obstructive pulmonary disease, or COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, our products improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems.

Following our formation in 1989, we commercialized a treatment for obstructive sleep apnea, or OSA. This treatment, nasal continuous positive airway pressure, or CPAP, was the first successful noninvasive treatment for OSA. CPAP systems deliver pressurized air, typically through a nasal mask, to prevent collapse of the upper airway during sleep.

Since the development of CPAP, we have expanded our business by developing or acquiring a number of innovative products and solutions for a broad range of respiratory disorders including technologies to be applied in medical and consumer products, ventilation devices, diagnostic products, mask systems for use in the hospital and home, headgear and other accessories, dental devices, portable oxygen concentrators, or POCs, and cloud-based software informatics solutions to manage patient outcomes and customer and provider business processes. Today, we offer a comprehensive digital solution suite for patients with COPD, including those using inhalers or supplemental oxygen as well as non-invasive or invasive ventilation. We also provide management software to agencies providing out-of-hospital care, including home medical equipment, or HME, home health and hospice, skilled nursing, life plan community and senior living, and private duty services. Our growth has been fueled by geographic expansion, our research and product development efforts, acquisitions and an increasing awareness of sleep apnea and respiratory conditions like COPD as significant health concerns. We are also a leading provider of cloud-based software health applications and devices designed to provide connected care, improving patient outcomes and efficiencies for healthcare providers. These tools are designed to enable clinicians to manage more patients efficiently and effectively, as well as enable and encourage patients’ long-term adherence to and satisfaction with their therapy.

We employ approximately 7,800 people and sell our products in approximately 140 countries through a combination of wholly owned subsidiaries and independent distributors. We operate in two segments, which are the Sleep and Respiratory Care segment and the software as a service, or SaaS, segment.

Our principal executive office is located at located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, and our telephone number is (858) 836-5000.

The Offering

Outstanding Common Stock	144,900,654 shares of our Common Stock were outstanding as of August 7, 2020
Common Stock Offered	Up to 11,759 shares of Common Stock for sale by the Selling Stockholders (who are our employees) for their own account
Selling Stockholders	The Selling Stockholders are certain of our employees who acquired shares of Common Stock pursuant to the Plan
Proceeds	We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders.
Risk Factors

See the “Risk Factors” section of this reoffer prospectus and in the documents incorporated by reference in this reoffer prospectus for a discussion of factors to consider before deciding to invest in our securities.

NYSE Symbol	“RMD”

RISK FACTORS

Before deciding to purchase, hold or sell our Common Stock, you should carefully consider the risks described below in addition to the other cautionary statements and risks described elsewhere, and the other information contained, in this reoffer prospectus and in our other filings with the SEC, including our subsequent reports on Forms 10-K, 10-Q and 8-K. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on us, our business, financial condition and results of operations could be seriously harmed. In that event, the market price for our common stock will likely decline, and you may lose all or part of your investment.

Our inability to compete successfully in our markets may harm our business.    The markets for our products, which encompass Sleep and Respiratory Care products and SaaS offerings, are highly competitive and are characterized by frequent product improvements and evolving technology. Our ability to compete successfully depends, in part, on our ability to develop, manufacture and market innovative new products. For our Sleep and Respiratory Care business, the development of innovative new products by our competitors or the discovery of alternative treatments or potential cures for the conditions that our products treat could make our products noncompetitive or obsolete. Current competitors, new entrants, academics, and others are trying to develop new devices, alternative treatments or cures, and pharmaceutical solutions to the conditions our products treat. For SaaS, the market for business management software is highly competitive, rapidly evolving, subject to changing technology, with low barriers to entry, shifting customer needs and frequent introductions of new products and services. Many prospective customers have invested substantial personnel and financial resources to implement and integrate their current business management software into their operations and, therefore, may be reluctant or unwilling to change from their current solution or provider to one of our platforms or products.

Additionally, some of our competitors have greater financial, research and development, manufacturing and marketing resources than we do. The past several years have seen a trend towards consolidation in the healthcare industry and in the markets for our products. Industry consolidation could result in greater competition if our competitors combine their resources, if our competitors are acquired by other companies with greater resources than ours, or if our competitors become affiliated with customers of ours. This competition could increase pressure on us to reduce the selling prices of our products or could cause us to increase our spending on research and development and sales and marketing. If we are unable to develop innovative new products, maintain competitive pricing, and offer products that consumers perceive to be as good as those of our competitors, our sales or gross margins could decrease which would harm our business.

Our business depends on our ability to market effectively to dealers of home healthcare products and sleep clinics.    We market our products primarily to home healthcare dealers and to sleep clinics that diagnose OSA and other sleep disorders, as well as to non-sleep specialist physician practices that diagnose and treat sleep disorders. We believe that these groups play a significant role in determining which brand of product a patient will use. The success of our business depends on our ability to market effectively to these groups to ensure that our products are properly marketed and sold by these third-parties.

We have limited resources to market to the sleep clinics, home healthcare dealer branch locations and to the non-sleep specialists, most of whom use, sell or recommend several brands of products. In addition, home healthcare dealers have experienced price pressures as government and third-party reimbursement has declined for home healthcare products, and home healthcare dealers are requiring price discounts and longer periods of time to pay for products purchased from us. We cannot assure you that physicians will continue to prescribe our products, or that home healthcare dealers or patients will not substitute competing products when a prescription specifying our products has been written.

We have expanded our marketing activities in some markets to target the population with a predisposition to sleep-disordered breathing as well as primary care physicians and various medical specialists. We cannot assure you that these marketing efforts will be successful in increasing awareness or sales of our products.

Consolidation in the health care industry could have an adverse effect on our revenues and results of operations.    Many home health care dealers and out-of-hospital health providers are consolidating, which may result in greater concentration of market power. As the health care industry consolidates, competition to provide goods and services to industry participants may become more intense. These industry participants may try to use their market power to negotiate price concessions or reductions for medical devices and components produced by us. If we are forced to reduce our prices because of consolidation in the health care industry, our revenues may decrease and our consolidated earnings, financial condition, and/or cash flows may suffer.

If we are unable to support our continued growth, our business could suffer.    As we continue to grow, the complexity of our operations increases, placing greater demands on our management. Our ability to manage our growth effectively depends on our ability to implement and improve our financial and management information systems on a timely basis and to effect other changes in our business including, the ability to monitor and improve manufacturing systems, information technology, and quality and regulatory compliance systems, among others. Unexpected difficulties during expansion, the failure to attract and retain qualified employees, the failure to successfully replace or upgrade our management information systems, the failure to manage costs or our inability to respond effectively to growth or plan for future expansion could cause our growth to stop. If we fail to manage our growth effectively and efficiently, our costs could increase faster than our revenues and our business results could suffer.

Our business, financial condition and results of operations could be harmed by the effects of the COVID-19 pandemic.    We are subject to risks related to the global pandemic associated with COVID-19, which may have an adverse impact on certain aspects of our business. Specifically, diagnostic pathways for sleep apnea treatment, including physician practices, HME suppliers and sleep clinics, have been impacted and, in some instances, been required, or in the future may be required, to temporarily close due to governments’ “shelter-in-place” orders, quarantines or similar orders or restrictions enacted to control the spread of COVID-19. In some countries, new patients are prescribed sleep apnea treatment through hospitals that are directing their resources to critical care, including COVID-19 treatment. The impact on these diagnostic and prescription pathways has resulted and may continue to result in a decrease in demand for our products designed to treat sleep apnea.

While we have experienced increased demand for our respiratory care products due to the nature of COVID-19, we cannot guarantee that demand will continue or that we will be able to identify and obtain adequate raw materials or otherwise maintain operations, supply chains and distribution systems to satisfy demand for our products in a cost-effective manner or at all. Additionally, if the increase in demand currently being experienced for our respiratory care products declines more abruptly than expected this could adversely impact our inventory levels and may result in excess inventory, which we may be unable to sell. Furthermore, due to governments’ varying restrictions on international and domestic travel, access to labor for our manufacturing facilities could be adversely impacted.

Our SaaS business may also be affected by COVID-19 and measures taken to control the spread of COVID-19. Some of our existing and potential SaaS customers are HME distributors and, therefore, have been impacted, or may be impacted, by the same temporary business closures noted above. We also have existing and potential SaaS customers that operate care facilities and are either receiving and treating patients infected with COVID-19 or are implementing significant measures to safeguard their facilities against a potential COVID-19 outbreak. Given these challenging business conditions and the uncertain economic environment, we expect businesses will be deterred from adopting new or changing SaaS platforms, which may adversely impact our ability to engage new customers for our SaaS businesses, or expand the services used by existing customers.

Additionally, the types of restrictions enacted to control the spread of COVID-19 have resulted in most of our employees working from home, and have resulted or may result in the employees of our key suppliers and customers working from home or, as noted above, not working at all.  Neither we nor our suppliers have significant experience operating with the majority of our work forces working from home and this may disrupt our standard operations or significantly hamper our products from moving through our supply chain. If we are unable to move products efficiently through the supply chain we may be unable to satisfy customer demand, which could negatively impact our results of operations.

Health regulatory agencies globally may also experience disruptions in their operations as a result of the COVID-19 pandemic. Any delay or de-prioritization of our product development activities or delay in regulatory review resulting from such disruptions could materially affect our results of operations.

In addition to existing travel restrictions, countries may continue to close borders, impose prolonged quarantines, and further restrict travel, which may also disrupt our ability to move our product by air and sea. The continued spread of COVID-19 has also led to extreme disruption and volatility in the global capital markets, which increases the cost of, and adversely impacts access to, capital and increases economic uncertainty. While we expect COVID-19 to negatively impact certain aspects of our business, given the rapid and evolving nature of the virus and the uncertainty about its impact on society and the global economy, we cannot predict the extent to which it will affect our global operations, particularly if these impacts persist or worsen over an extended period of time.

We are subject to various risks relating to international activities that could affect our overall profitability.    We manufacture substantially all of our products outside the United States and sell a significant portion of our products in non-U.S. markets. Sales in combined Europe, Asia and other markets accounted for approximately 38% and 39% of our net revenues in the years ended June 30, 2020 and June 30, 2019 respectively. We expect that sales within these areas will account for approximately 35-40% of our net revenues in the foreseeable future. Our sales and operations outside of the U.S. are subject to several difficulties and risks that are separate and distinct from those we face in the U.S., including:

•	fluctuations in currency exchange rates;
•	tariffs and other trade barriers;

•	compliance with foreign medical device manufacturing regulations;
•	difficulty in enforcing agreements and collecting receivables through foreign legal systems;
•	reduction in third-party payor reimbursement for our products;
•	inability to obtain import licenses;
•	the impact of public health epidemics/pandemics on the global economy, such as COVID-19 that has spread globally;
•	changes in trade policies and in U.S. and foreign tax policies;
•	possible changes in export or import restrictions; and
•	the modification or introduction of other governmental policies with potentially adverse effects.

Any of the above factors may have a material adverse effect on our ability to increase or maintain our non-U.S. sales.

If we fail to effectively integrate and capitalize on our acquisitions, combining them with our other SaaS operations, our SaaS businesses could suffer.    Part of our growth strategy includes acquiring businesses consistent with our commitment to innovation in developing products for the diagnosis and treatment of sleep apnea and respiratory care as well as our SaaS business. For example, we acquired MatrixCare in November 2018 and Propeller Health in January 2019. The success of our acquisitions will depend, in part, on our ability to successfully integrate the business and operations of the acquired companies.  Additionally, our management may have their attention diverted while trying to integrate these businesses. If we are not able to successfully integrate the operations, we may not realize the anticipated benefits of the acquisitions fully or at all, or may take longer to realize than expected.

We have made certain assumptions relating to our recent acquisitions that may prove to be materially inaccurate.    We have made certain assumptions relating to our recent acquisitions, including MatrixCare, such as:

•	projections of each acquired company’s future revenue;
•	the amount of goodwill and intangibles that will result from our acquisitions;
•	acquisition costs, including transaction, contingent consideration and integration costs; and
•	other financial and strategic rationales and risks of the acquisitions.

While management has made such assumptions in good faith and believes them to be reasonable, the assumptions may turn out to be materially inaccurate, including for reasons beyond our control. If these assumptions are incorrect we may change or modify our assumptions, and such change or modification could have a material adverse effect on our financial condition or results of operations.

Our SaaS business depends substantially on customers entering into, renewing, upgrading and expanding their agreements for cloud services, term licenses, and maintenance and support agreements with us. Any decline in our customer renewals, upgrades or expansions could adversely affect our future operating results.    We typically enter into term-based agreements for our licensed on-premises offerings, cloud services, and maintenance and support services, which customers have discretion to renew or terminate at the end of the initial term. In order for us to improve our operating results, it is important that new customers enter into renewable agreements, and our existing customers renew, upgrade and expand their term-based agreements when the initial contract term expires. Our customers have no obligation to renew, upgrade or expand their agreements with us after the terms have expired. Our customers’ renewal, upgrade and expansion rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our offerings, our pricing, the effects of general economic conditions, competitive offerings or alterations or reductions in our customers’ spending levels. If our customers do not renew, upgrade or expand their agreements with us or renew on terms less favorable to us, our revenues may decline.

Government and private insurance plans may not adequately reimburse our customers for our products, which could result in reductions in sales or selling prices for our products.    Our ability to sell our products depends in large part on the extent to which coverage and adequate reimbursement for our products will be available from government health administration authorities, private health insurers and other organizations. These third-party payers are increasingly challenging the prices charged for medical products and services and can, without notice, deny coverage for our products or treatments that may include the use of our products. Therefore, even if a product is approved for marketing, we cannot make assurances that coverage and reimbursement will be available for the product, that the reimbursement amount will be adequate or that the reimbursement amount, even if initially adequate, will not be subsequently reduced. For example, in some markets, such as Spain, France and Germany, government coverage and reimbursement are currently available for the purchase or rental of our products but are subject to constraints such as price controls or unit sales limitations. In other markets, such as Australia, there is currently limited or no reimbursement for devices that treat sleep apnea conditions. As we continue to develop new products, those products will generally not qualify for coverage and reimbursement until they are approved for marketing, if at all.

In the United States, we sell our products primarily to home healthcare dealers, hospitals and sleep clinics. Reductions in reimbursement to our customers by third-party payers, if they occur, may have a material impact on our customers and, therefore, may indirectly affect our pricing and sales to, or the collectability of receivables we have from, those customers. A development negatively affecting reimbursement stems from the Medicare competitive bidding program mandated by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA).  Under the program, our customers who provide HME must compete to offer products in designated competitive bidding areas, or CBAs. In addition, in 2016 under the 2010 Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the ACA, the Centers for Medicare & Medicaid Services, or CMS,  adjusted the prices in non-competitive bidding areas to match competitive bidding prices. CMS phased in the new rates beginning January 1, 2016, and were fully effective July 1, 2016. This program has significantly reduced the Medicare reimbursement to our customers compared with reimbursement in 2011, at the beginning of the program. The 21st Century Cures Act retroactively adjusted rates in non-bid areas to allow for the higher phase-in rates to be paid for items furnished between July 1, 2016 and December 31, 2016, rather than the lower fully-adjusted rates. Rules issued by CMS in 2018 resumed the higher phase-in rates in rural and non-contiguous non-competitive bidding areas for items furnished between June 1, 2018 and December 31, 2020. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, these higher phase-in rates were extended through December 31, 2020, or through the end of the COVID-19 public health emergency, and were implemented in areas other than rural areas and noncontiguous areas for the same period. On March 7, 2019, CMS announced it would initiate a new round of competitive bidding, named Round 2021, with contracts expected to become effective on January 1, 2021, and extend through December 31, 2023. In addition to adopting new bidding processes, CMS expanded the product categories included in competitive bidding to include non-invasive ventilators, or NIVs, in addition to oxygen. However, due to the COVID-19 pandemic, CMS removed NIVs from Round 2021 of the Durable Medical Equipment, Prosthetics, Orthotics and Supplies (DMEPOS) Competitive Bidding Program. CPAP, and respiratory assist devices, and related supplies and accessories, which had been included in prior rounds of competitive bidding, remain included in Round 2021.

We cannot predict at this time the full impact the competitive bidding program and the developments in the competitive bidding program will have on our business and financial condition. If changes are made to this program in the future, it could affect amounts being recovered by our customers.

Healthcare reform may have a material adverse effect on our industry and our results of operations.    In March 2010, the ACA was signed into law in the United States. The ACA made changes that significantly impacted the healthcare industry, including medical device manufacturers. One of the principal purposes of the ACA was to expand health insurance coverage to millions of Americans who were uninsured. The ACA required adults not covered by an employer or government-sponsored insurance plan to maintain health insurance coverage or pay a penalty, a provision commonly referred to as the individual mandate.

The ACA also contained a number of provisions designed to generate the revenues necessary to fund the coverage expansions. This included new fees or taxes on certain health-related industries, including medical device manufacturers. Beginning in 2013, entities that manufacture, produce or import medical devices were required to pay an excise tax in an amount equal to 2.3% of the price for which such devices are sold in the United States. This excise tax was applicable to our products that are primarily used in hospitals and sleep labs, which includes the ApneaLink, VPAP Tx, certain Respiratory Care and dental sleep products. Through a series of legislative amendments, the tax was suspended beginning in 2016, and permanently repealed effective January 1, 2020.  In addition to the competitive bidding changes discussed above, the ACA also included, among other things, demonstrations to develop organizations that are paid under a new payment methodology for voluntary coordination of care by groups of providers, such as physicians and hospitals, and the establishment of a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research. The increased funding and focus on comparative clinical effectiveness research, which compares and evaluates the risks and benefits, clinical outcomes, effectiveness and appropriateness of products, may result in lower reimbursements by payors for our products and decreased profits to us.

Other federal legislative changes have been proposed and adopted since the ACA was enacted. These changes included an aggregate reduction in Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013. The CARES Act, which was signed into law in March 2020, suspended the payment reductions from May 1, 2020 through December 31, 2020, and extended the sequester by one additional year, through 2030.  In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012, was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

The full impact on our business of the ACA and other new laws is uncertain. Nor is it clear whether other legislative changes will be adopted, if any, or how such changes would affect the demand for our products. Future actions by the administration and the U.S. Congress including, but not limited to, repeal or replacement of the ACA could have a material adverse impact on our results of operations or financial condition. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through other judicial challenge. For example, on December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the U.S. Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case, although it remains unclear when or how the Supreme Court will rule. It is also unclear how other efforts to challenge, repeal or replace the ACA will impact the ACA or our business.

Various healthcare reform proposals have also emerged at the state level within the United States. The ACA as well as other federal and/or state healthcare reform measures that may be adopted in the future, singularly or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with anti-kickback and fraud regulations could result in substantial penalties and changes in our business operations.    Although in the United States we do not provide healthcare services, submit claims for third-party reimbursement, or receive payments directly from Medicare, Medicaid or other third-party payors for our products, we are subject to healthcare fraud and abuse regulation and enforcement by federal, state and foreign governments, which could significantly impact our business. We also are subject to foreign fraud and abuse laws, which vary by country.

In the United States, the laws that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, receiving, offering, or paying remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid.  A person or entity does not need to have actual knowledge of this statute or specific intent to violate the Anti-Kickback Statute itself to have committed a violation. The U.S. government has interpreted this law broadly to apply to the marketing and sales activities of manufacturers and distributors like us. Violations of the federal Anti-Kickback Statute may result in significant civil monetary penalties for each violation, plus up to three times the remuneration involved. Violations of the Federal Anti-Kickback Statute can also result in significant criminal penalties and imprisonment;

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federal civil and criminal false claims laws and civil monetary penalty laws, that prohibit, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay or transmit money or property to the federal government. These laws may apply to manufacturers and distributors who provide information on coverage, coding, and reimbursement of their products to persons who do bill third-party payors. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Violations can result in debarment, suspension or exclusion from participation in government healthcare programs, including Medicare and Medicaid. When an entity is determined to have violated the federal civil False Claims Act, the government may impose significant civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs.

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The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. A person or entity does not need to have actual knowledge of these statutes or specific intent to violate them to have committed a violation. Further, failure to comply with the HIPAA privacy and security standards can result in significant civil monetary penalties per violation and, in certain circumstances, significant criminal penalties and/or imprisonment;

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the federal Physician Sunshine Act requirements under the ACA, which impose reporting and disclosure requirements on device and drug manufacturers for any “transfer of value” made or distributed by certain manufacturers of drugs, devices, biologics, and medical supplies to physicians (including doctors, dentists, optometrists, podiatrists and chiropractors), teaching hospitals, and ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report such information regarding payments and transfers of value provided, as well as ownership and investment interests held, during the previous year to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists and certified nurse midwives;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm customers; and
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state and foreign law equivalents of each of the above federal laws, such as state anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures.

The scope and enforcement of these laws are uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.  Responding to investigations can be time-and resource-consuming and can divert management’s attention from the business. Additionally, as a result of these types of investigations, healthcare providers and entities may face litigation or have to agree to settlements that can include monetary penalties and onerous compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us now or in the future, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement, exclusion from governmental health care programs, additional compliance and reporting obligations, imprisonment and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

In December 2019, we entered into a settlement agreement with the U.S. Department of Justice and the U.S. Attorneys’ Offices for the District Court of South Carolina, the Southern District of California, the Northern District of Iowa and the Eastern District of New York.  The agreement resolves five lawsuits originally brought by whistleblowers under the qui tam provisions of the False Claims Act and allegations that we: (a) provided durable medical equipment, or DME, companies with free telephone call center services and other free patient outreach services that enabled these companies to order resupplies for their patients with sleep apnea, (b) provided sleep labs with free and below-cost positive airway pressure masks and diagnostic machines, as well as free installation of these machines, (c) arranged for, and fully guaranteed the payments due on, interest-free loans that DME supplies acquired from third-party financial institutions for the purchase of our equipment, and (d) provided non-sleep specialist physicians free home sleep testing devices referred to as “ApneaLink.”  We agreed with the government to civilly resolve these matters for a payment of $39.5 million ($37.5 million to the federal government and $2 million to the various states) and we incurred additional fees and administrative costs that typically accompany such a resolution amounting to $1.1 million. The total final costs relating to these matters was $40.6 million.

Contemporaneous with the civil settlement, we also entered into a Corporate Integrity Agreement, or CIA, with the Department of Health and Human Services Office of Inspector General.  The CIA requires, among other things, that we implement additional controls around our product pricing and sales and that we conduct internal and external monitoring of our arrangements with referrals sources.  The settlement agreement with the government and the CIA could result in reputational harm, the curtailment or restructuring of our operations and an increase in our compliance costs, any of which could materially adversely affect our financial results and our ability to operate our business.

Our use and disclosure of individually identifiable information, including health information, is subject to federal, state and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm.    The privacy and security of personally identifiable information stored, maintained, received or transmitted electronically is a major issue in the United States and abroad. While we strive to comply with all applicable privacy and security laws and regulations, as well as our own posted privacy policies, legal standards for privacy, including but not limited to “unfairness” and “deception,” as enforced by the Federal Trade Commission, or FTC, and state attorneys general, continue to evolve and any failure or perceived failure to comply may result in proceedings or actions against us by government entities or others, or could cause us to lose audience and customers, which could have a material adverse effect on our business. Recently, there has been an increase in public awareness of privacy issues in the wake of revelations about the activities of various government agencies and in the number of private privacy-related lawsuits filed against companies. Concerns about our practices with regard to the collection, use, disclosure, or security of personally identifiable information or other privacy-related matters, even if unfounded and even if we are in compliance with applicable laws, could damage our reputation and harm our business.

Numerous foreign, federal and state laws and regulations govern collection, dissemination, use and confidentiality of personally identifiable health information, including (i) state privacy and confidentiality laws (including state laws requiring disclosure of breaches); (ii) HIPAA; and (iii) European and other foreign data protection laws, including the General Data Protection Regulation, or GDPR.

HIPAA establishes a set of national privacy and security standards for the protection of individually identifiable health information, or protected health information, by health plans, healthcare clearinghouses and healthcare providers that submit certain covered transactions electronically, or covered entities, and their “business associates,” which are persons or entities that perform certain services for, or on behalf of, a covered entity that involve creating, receiving, maintaining or transmitting protected health information. Certain portions of our business, such as the cloud-based software digital health applications, are subject to HIPAA as a business associate of our covered entity clients.  To provide our covered entity clients with services that involve access to protected health information, or PHI, HIPAA requires us to enter into business associate agreements that require us to safeguard PHI in accordance with HIPAA. As a business associate, we are also directly liable for compliance with HIPAA. Penalties for violations of HIPAA regulations include civil and criminal penalties.

HIPAA authorizes state attorneys’ general to file suit under HIPAA on behalf of state residents. Courts can award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for HIPAA violations, its standards have been used as the basis for a duty of care claim in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

HIPAA further requires business associates like us to notify our covered entity clients “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” Covered entities must notify affected individuals “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach” if their unsecured PHI is subject to an unauthorized access, use or disclosure. If a breach affects 500 patients or more, covered entities must report it to the Department of Health and Human Services, or HHS, and local media without unreasonable delay, and HHS will post the name of the breaching entity on its public website. If a breach affects fewer than 500 individuals, the covered entity must log it and notify HHS at least annually.

If we are unable to properly protect the privacy and security of health information entrusted to us, our solutions may be perceived as not secure, we may incur significant liabilities and customers may curtail their use of or stop using our solutions. In addition, if we fail to comply with the terms of our business associate agreements with our clients, we are liable not only contractually but also directly under HIPAA.

In addition, the California Consumer Privacy Act of 2018 or CCPA became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA includes civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although the law includes limited exceptions, including for “protected health information” maintained by a covered entity or business associate, it may regulate or impact our processing of personal information depending on the context. CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and the CCPA may increase our compliance costs and potential liability. Any failure or perceived failure by us to comply with privacy or security laws, policies, legal obligations or industry standards or any security incident that results in the unauthorized release or transfer of personally identifiable information may also result in governmental enforcement actions and investigations, fines and penalties, litigation and/or adverse publicity, including by consumer advocacy groups, and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Such failures could have a material adverse effect on our financial condition and operations. If the third parties we work with violate applicable laws, contractual obligations or suffer a security breach, such violations may also put us in breach of our obligations under privacy laws and regulations and/or could in turn have a material adverse effect on our business.

We are also subject to laws and regulations in non-U.S. countries covering data privacy and the protection of health-related and other personal information. For example, EU member states and other jurisdictions have adopted data protection laws and regulations, which impose significant compliance obligations. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of personal information that identifies or may be used to identify an individual, such as names, contact information, and sensitive personal data such as health data. These laws and regulations are subject to frequent revisions and differing interpretations, and have generally become more stringent over time.

In addition, the GDPR went into effect in May 2018. The GDPR imposes stringent data protection requirements for the processing of personal data in the European Economic Area, or EEA. The GDPR imposes several stringent requirements for controllers and processors of personal data, and increased our obligations, for example, by imposing higher standards for obtaining consent from individuals to process their personal data, requiring more robust disclosures to individuals, strengthening individual data rights, shortening timelines for data breach notifications, limiting retention periods and secondary use of information (including for research purposes), increasing requirements pertaining to health data and pseudonymised (i.e., key-coded) data and imposing additional obligations when we contract with third party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the EEA, including to the United States, and recent legal developments in Europe have created complexity and uncertainty regarding such transfers of personal data from the EEA to the United States. For example, on July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the EU-US Privacy Shield Framework, or Privacy Shield, under which personal data could be transferred from the EEA to United States entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. European data protection law provides that EEA member states may make their own further laws and regulations limiting the processing of genetic, biometric or health data, which could limit our ability to use and share personal data or could cause our costs could increase, and harm our business and financial condition. The GDPR and other similar regulations impose additional conditions in order to satisfy such consent for electronic marketing, such as a prohibition on pre-checked tick boxes and bundled consents, thereby requiring customers to affirmatively consent for a given purpose through separate tick boxes or other affirmative action. Failure to comply with the requirements of GDPR and the applicable national data protection and marketing laws of the EEA member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties as well as individual claims for compensation.

In addition, following the United Kingdom’s departure from the EU and the EEA on January 31, 2020 and the end of the transition period on December 31, 2020, we will have to comply with the GDPR and the GDPR as incorporated into the United Kingdom domestic law, the Data Protection Act 2018, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations.

Our business activities are subject to extensive regulation, and any failure to comply could have a material adverse effect on our business, financial condition, or results of operations.    We are subject to extensive U.S. federal, state, local and international regulations regarding our business activities. Failure to comply with these regulations could result in, among other things, recalls of our products, substantial fines and criminal charges against us or against our employees. Furthermore, certain of our products could be subject to recall if the Food and Drug Administration, or the FDA, other regulators or we determine, for any reason, that those products are not safe or effective. Any recall or other regulatory action could increase our costs, damage our reputation, affect our ability to supply customers with the quantity of products they require and materially affect our operating results.

Actual or attempted breaches of security, unauthorized disclosure of information, denial of service attacks or the perception that personal and/or other sensitive or confidential information in our possession is not secure, could result in a material loss of business, substantial legal liability or significant harm to our reputation.    We receive, collect, process, use and store a large amount of information from clients and our own employees, including personally identifiable, protected health and other sensitive and confidential information. This data is often accessed by us through transmissions over public and private networks, including the Internet. The secure transmission of such information over the Internet and other mechanisms is essential to maintain confidence in our information technology systems. We have implemented security measures, technical controls and contractual precautions designed to identify, detect and prevent unauthorized access, alteration, use or disclosure of our clients’, patients’ and employees’ data. However, the techniques used in these attacks change frequently and may be difficult to detect for periods of time and we may face difficulties in anticipating and implementing adequate preventative measures. As a result of the COVID-19 pandemic, we may face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Beyond external criminal activity, systems that access or control access to our services and databases may be compromised as a result of human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. Because the techniques used to circumvent security systems can be highly sophisticated and change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address all possible techniques or implement adequate preventive measures for all situations.

If someone is able to circumvent or breach our security systems, they could steal any information located therein or cause serious and potentially long lasting disruption to our operations. Security breaches or attempts thereof could also damage our reputation and expose us to a risk of monetary loss and/or litigation, fines and sanctions. We also face risks associated with security breaches affecting third parties that conduct business with us or our clients and others who interact with our data. While we maintain insurance that covers certain security and privacy breaches, we may not carry appropriate insurance or maintain sufficient coverage to compensate for all potential liability.

We are subject to diverse laws and regulations relating to data privacy and security, including HIPAA and European data privacy laws. Complying with these numerous and complex regulations is expensive and difficult, and failure to comply with these regulations could result in regulatory scrutiny, fines and civil liability. In addition, any security breach or attempt thereof could result in liability for stolen assets or information, additional costs associated with repairing any system damage, incentives offered to clients or other business partners to maintain business relationships after a breach, and implementation of measures to prevent future breaches, including organizational changes, deployment of additional personnel and protection technologies, employee training and engagement of third-party experts and consultants. Additionally, the costs incurred to remediate any data security or privacy incident could be substantial.

We cannot assure you that any of our third-party service providers with access to our or our clients and/or employees’ personally identifiable and other sensitive or confidential information will maintain appropriate policies and practices regarding data privacy and security in compliance with all applicable laws or that they will not experience data security breaches or attempts thereof, which could have a corresponding effect on our business.

If there are interruptions or performance problems associated with our technology or infrastructure, our existing SaaS customers may experience service outages, and our new customers may experience delays in the deployment of our platform.    We depend on services from various third parties as well as our own technical operations infrastructure to distribute our SaaS products via the Internet. If a service provider fails to provide sufficient capacity to support our platform or otherwise experiences service outages, such failure could interrupt our customers’ access to our service, which could adversely affect their perception of our platform's reliability and our revenues. Any disruptions in these services, including as a result of actions outside of our control, would significantly impact the continued performance of our SaaS products. In the future, these services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of these services could result in decreased functionality of our SaaS products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated into our infrastructure.

To meet our business needs, we must maintain sufficient excess capacity in our operations infrastructure to ensure that our SaaS products are accessible. Design and mechanical errors, spikes in usage volume and failure to follow system protocols and procedures could cause our systems to fail, resulting in interruptions in our SaaS products. Any interruptions or delays in our service, whether or not caused by our products, or as a result of third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with customers and cause our revenue to decrease and/or our expenses to increase.

Any of the above circumstances or events may harm our reputation, cause customers to terminate their agreements with us, impair our ability to obtain contract renewals from existing customers, impair our ability to grow our customer base, result in the expenditure of significant financial, technical and engineering resources, subject us to financial penalties and liabilities under our service level agreements, and otherwise harm our business, results of operations and financial condition.

Product sales, introductions or modifications may be delayed or canceled as a result of FDA regulations or similar foreign regulations, which could cause our sales and profits to decline.    Unless a product is exempt, before we can market or sell a new medical device in the United States, we must obtain FDA clearance or approval, which can be a lengthy and time-consuming process.  We generally receive clearance from the FDA to market our products in the United States under Section 510(k) of the Federal Food, Drug, and Cosmetic Act or our products are exempt from the Section 510(k) clearance process. The 510(k) clearance process can be expensive, time-consuming and uncertain. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. The FDA has a high degree of latitude when evaluating submissions and may determine that a proposed device submitted for 510(k) clearance is not substantially equivalent to a predicate device.  After a device receives 510(k) premarket notification clearance from the FDA, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, packaging, and certain manufacturing processes may require a new 510(k) clearance or premarket approval.  We have modified some of our Section 510(k) approved products without submitting new Section 510(k) notices, which we do not believe were required. However, if the FDA disagrees with us and requires us to submit new Section 510(k) notifications for modifications to our existing products, we may be required to stop marketing the products while the FDA reviews the Section 510(k) notification.

Any new product introduction or existing product modification could be subjected to a lengthier, more rigorous FDA examination process. For example, in certain cases we may need to conduct clinical trials of a new product before submitting a 510(k) notice. We may also be required to obtain premarket approvals for certain of our products. Indeed, recent trends in the FDA’s review of premarket notification submissions suggest that the FDA is often requiring manufacturers to provide new, more expansive, or different information regarding a particular device than what the manufacturer anticipated upon 510(k) submission.  This has resulted in increasing uncertainty and delay in the premarket notification review process. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the 510(k) premarket notification pathway. Among other things, the FDA announced that it plans to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals include plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In September 2019, the FDA also issued revised final guidance establishing a “Safety and Performance Based Pathway” for “manufacturers of certain well-understood device types” allowing manufacturers to rely on objective safety and performance criteria recognized by the FDA to demonstrate substantial equivalence, obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list of device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria and recommended testing methodologies for each such device type, where feasible.  Some of these proposals have not yet been finalized or adopted, and the FDA announced that it would seek public feedback prior to publication of any such proposals, and may work with Congress to implement such proposals through legislation.  Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance, or restrict our ability to maintain our current clearances, or otherwise create competition that may negatively affect our business.

The FDA’s ongoing review of the 510(k) program may make it more difficult for us to make modifications to our previously cleared products, either by imposing stricter requirements on when a manufacturer must submit a new 510(k) for a modification to a previously cleared product, or by applying more onerous review criteria to such submissions.  FDA continues to review its 510(k) clearance process which could result in additional changes to regulatory requirements or guidance documents which could increase the costs of compliance, or restrict our ability to maintain current clearances.  The requirements of the more rigorous premarket approval process and/or significant changes to the 510(k) clearance process could delay product introductions and increase the costs associated with FDA compliance.  Marketing and sale of our products outside the United States are also subject to regulatory clearances and approvals, and if we fail to obtain these regulatory approvals, our sales could suffer.  We cannot assure you that any new products we develop will receive required regulatory approvals from U.S. or foreign regulatory agencies.

We are subject to substantial regulation related to quality standards applicable to our manufacturing and quality processes. Our failure to comply with these standards could have an adverse effect on our business, financial condition, or results of operations.    The FDA regulates the approval, manufacturing, and sales and marketing of many of our products in the United States. Significant government regulation also exists in Canada, Japan, Europe, and other countries in which we conduct business. As a device manufacturer, we are required to register with the FDA and are subject to periodic inspection by the FDA for compliance with the FDA’s Quality System Regulation requirements, which require manufacturers of medical devices to adhere to certain regulations, including testing, quality control and documentation procedures. In addition, the federal Medical Device Reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. In the European Community, we are required to maintain certain ISO certifications in order to sell our products and must undergo periodic inspections by notified bodies to obtain and maintain these certifications. Failure to comply with current governmental regulations and quality assurance guidelines could lead to temporary manufacturing shutdowns, product recalls or related field actions, product shortages or delays in product manufacturing. Efficacy or safety concerns, an increase in trends of adverse events in the marketplace, and/or manufacturing quality issues with respect to our products could lead to product recalls or related field actions, withdrawals, and/or declining sales.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.    The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business.  For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most foreign inspections of manufacturing facilities, and subsequently, on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Laws regulating consumer contacts could adversely affect our business operations or create liabilities.    Our business activities include contacts with consumers in different parts of the world. Certain laws, such as the U.S. Telephone Consumer Protection Act, regulate telemarketing practices and certain automated outbound contacts with consumers, such as phone calls, texts or emails. Our use of outbound contacts may be restricted by existing laws, or by laws, regulations, or regulatory decisions that may be adopted in the future. Similarly, the new California Consumer Privacy Act of 2018 requires disclosure of our privacy practices to consumers. If we are found to have violated these laws or regulations, we may be subjected to substantial fines, penalties, or liabilities to consumers.

Our products are the subject of clinical trials conducted by us, our competitors, or other third parties, the results of which may be unfavorable, or perceived as unfavorable, and could have a material adverse effect on our business, financial condition, and results of operations.    As a part of the regulatory process to obtain marketing clearance for new products and new indications for existing products, or for other reasons, we conduct and participate in numerous clinical trials with a variety of study designs, patient populations, and trial endpoints. We, our competitors, or other third parties may also conduct clinical trials involving our commercially marketed products.  The results of clinical trials may be unfavorable or inconsistent with previous findings, or could identify safety signals associated with our products. Current or future clinical trials may not meet primary endpoints, may reveal disadvantages of our products and solutions for various markets we address, or could generate unfavorable or inconsistent clinical data. Clinical data, or the market’s or regulatory bodies’ perception of the clinical data, may adversely impact our ability to obtain product clearances or approvals, and our position in, and share of, the markets in which we participate.  Moreover, if these clinical trials identify serious safety issues associated with our marketed products, potentially adverse consequences could result, including that regulatory authorities could withdraw clearances or approvals of our products, we could be required to halt the marketing and sales of our products or recall our products, we could be required to update our product labeling with additional warnings, we could be sued and held liable for harm caused to patients, and our reputation may suffer.  Any of these could have a material adverse impact on our business, financial condition, and results of operations.

Off-label marketing of our products could result in substantial penalties.    The FDA strictly regulates the promotional claims that may be made about FDA-cleared products.  In particular, clearance under Section 510(k) only permits us to market our products for the uses indicated on the labeling cleared by the FDA. We may request additional label indications for our current products, and the FDA may deny those requests outright, require additional expensive clinical data to support any additional indications or impose limitations on the intended use of any cleared products as a condition of clearance. If the FDA determines that we have marketed our products for off-label use, we could be subject to fines, injunctions or other penalties.  It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs, and the curtailment of our operations. Any of these events could significantly harm our business and results of operations and cause our stock price to decline.

Disruptions in the supply of components from our suppliers could result in a significant reduction in sales and profitability.    We purchase configured components for our devices from various suppliers, including some who are single-source suppliers for us. Disruptions to our suppliers, including disruptions in connection with the novel strain of coronavirus (COVID-19), may limit our ability to manufacture our devices in a timely or cost-effective manner, which could result in a significant reduction in sales and profitability. We cannot assure you that a replacement supplier would be able to configure its components for our devices on a timely basis or, in the alternative, that we would be able to reconfigure our devices to integrate the replacement part. A reduction or halt in supply while a replacement supplier reconfigures its components, or while we reconfigure our devices for the replacement part, would limit our ability to manufacture our devices in a timely or cost-effective manner, which could result in a significant reduction in sales and profitability. We cannot assure you that our inventories would be adequate to meet our production needs during any prolonged interruption of supply.

If we fail to attract develop and retain key employees our business may suffer.    Our ability to compete effectively depends on our ability to attract and retain key employees, including people in senior management, sales, marketing, technology and R&D positions. Competition for top talent in the healthcare industry can be intense. Our ability to recruit and retain such talent will depend on a number of factors, including hiring practices of our competitors, compensation and benefits, work location, work environment and industry economic conditions. If we cannot effectively recruit, develop and retain qualified employees to drive our strategic goals, our business could suffer.

We are subject to potential product liability claims that may exceed the scope and amount of our insurance coverage, which would expose us to liability for uninsured claims.    We are subject to potential product liability claims as a result of the design, manufacture and marketing of medical devices.  Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates. In addition, we would have to pay any amount awarded by a court in excess of our policy limits. Our insurance policies have various exclusions, and thus we may be subject to a product liability claim for which we have no insurance coverage, in which case, we may have to pay the entire amount of any award. We cannot assure you that our insurance coverage will be adequate or that all claims brought against us will be covered by our insurance and we cannot assure you that we will be able to obtain insurance in the future on terms acceptable to us or at all. A successful product liability claim brought against us in excess of our insurance coverage, if any, may require us to pay substantial amounts, which could harm our business.

If our SaaS products fail to perform properly and if we fail to develop enhancements, we could lose customers, become subject to service performance or warranty claims and our market share could decline.    Our SaaS operations are dependent upon our ability to prevent system interruptions and, as we continue to grow, we will need to devote additional resources to improving our infrastructure in order to maintain the performance of our products and solutions. The applications underlying our SaaS products are inherently complex and may contain material defects or errors, which may cause disruptions in availability or other performance problems. We have from time to time found defects in our products and may discover additional defects in the future that could result in data unavailability, unauthorized access to, loss, corruption or other harm to our customers’ data. While we implement bug fixes and upgrades as part of our regularly scheduled system maintenance, we may not be able to detect and correct defects or errors before implementing our products and solutions. Consequently, we or our customers may discover defects or errors after our products and solutions have been deployed. If we fail to perform timely maintenance or if customers are otherwise dissatisfied with the frequency and/or duration of our maintenance services and related system outages, our existing customers could elect not to renew their contracts, delay or withhold payment, or potential customers may not adopt our products and solutions and our brand and reputation could be harmed. In addition, the occurrence of any material defects, errors, disruptions in service or other performance problems with our software could result in warranty or other legal claims against us and diversion of our resources. The costs incurred in addressing and correcting any material defects or errors in our software and expanding our infrastructure and architecture in order to accommodate increased demand for our products and solutions may be substantial and could adversely affect our operating results.

Our intellectual property may not protect our products, and/or our products may infringe on the intellectual property rights of third-parties.    We rely on a combination of patents, trade secrets and non-disclosure agreements to protect our intellectual property. Our success depends, in part, on our ability to obtain and maintain United States and foreign patent protection for our products, their uses and our processes to preserve our trade secrets and to operate without infringing on the proprietary rights of third-parties. We have a number of pending patent applications, and we do not know whether any patents will issue from any of these applications. We do not know whether any of the claims in our issued patents or pending applications will provide us with any significant protection against competitive products or otherwise be commercially valuable. Legal standards regarding the validity of patents and the proper scope of their claims are still evolving, and there is no consistent law or policy regarding the valid breadth of claims. Additionally, there may be third-party patents, patent applications and other intellectual property relevant to our products and technology which are not known to us and that block or compete with our products. We face the risks that:

•	third-parties will infringe our intellectual property rights;
•	our non-disclosure agreements will be breached;
•	we will not have adequate remedies for infringement;

•	our trade secrets will become known to or independently developed by our competitors; or
•	third-parties will be issued patents that may prevent the sale of our products or require us to license and pay fees or royalties in order for us to be able to market some of our products.

Litigation may be necessary to enforce patents issued to us, to protect our proprietary rights, or to defend third-party claims that we have infringed on proprietary rights of others. If the outcome of any litigation or proceeding brought against us were adverse, we could be subject to significant liabilities to third-parties, could be required to obtain licenses from third-parties, could be forced to design around the patents at issue or could be required to cease sales of the affected products. A license may not be available at all or on commercially viable terms, and we may not be able to redesign our products to avoid infringement. Additionally, the laws regarding the enforceability of patents vary from country to country, and we cannot assure you that any patent issues we face will be uniformly resolved, or that local laws will provide us with consistent rights and benefits.

Tax laws, regulations, and enforcement practices are evolving and may have a material adverse effect on our results of operations, cash flows and financial position.    Tax laws, regulations, and administrative practices in various jurisdictions are evolving and may be subject to significant changes due to economic, political, and other conditions. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain, and significant judgment is required in evaluating and estimating our provision and accruals for taxes. Governments are increasingly focused on ways to increase tax revenues, particularly from multinational corporations, which may lead to an increase in audit activity and aggressive positions taken by tax authorities.

Changes or clarifications to U.S. tax laws could materially affect the tax treatment of our domestic and foreign earnings. The Organisation for Economic Co-operation and Development, an international association of 34 countries, including the United States, released the final reports from its Base Erosion and Profit Shifting, or BEPS, Action Plans, which aim to standardize and modernize global tax policies. The BEPS Action Plans propose revisions to numerous tax rules, including country-by-country reporting, permanent establishment, hybrid entities and instruments, transfer pricing, and tax treaties. The BEPS Action Plans have been or are being enacted by countries where we have operations.

Developments in relevant tax laws, regulations, administrative practices and enforcement practices could have a material adverse effect on our operating results, financial position and cash flows, including the need to obtain additional financing.

We are subject to tax audits by various tax authorities in many jurisdictions.    Our income tax returns are based on calculations and assumptions that require significant judgment, and are subject to audit by various tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws.  We regularly assess the potential outcomes of examinations by tax authorities in determining the adequacy of our provision for income taxes.

In connection with the audit by the Australian Taxation Office, or ATO, for the tax years 2009 to 2013, we received Notices of Amended Assessments in March 2018. Based on these assessments, the ATO asserted that we owe $151.7 million in additional income tax and $38.4 million in accrued interest. We agreed to a payment arrangement with the ATO, whereby an amount of $75.9 million was paid by us in April 2018, with the remaining amounts due only if we are unsuccessful in defending our position. In June 2018, we received a notice from the ATO claiming penalties of 50% of the additional income tax that was assessed or $75.9 million. In accordance with the payment arrangement, all remaining tax, interest and penalty amounts outstanding are due only if we are unsuccessful in defending our position. We do not agree with the ATO’s assessments and intend to pursue administrative and legal steps to defend our position. We continue to believe we are more likely than not to be successful in defending our position. However, if we are not successful, there may be material changes to our past or future taxable income, tax payable or deferred tax assets, we will not receive a refund of the $75.9 million we paid in April 2018, and we will be required to pay penalties and interest that could materially adversely affect our financial results. The ATO is currently auditing tax years 2014 to 2018 and may advance the position that additional taxes are owed for those years as well.

Our quarterly operating results are subject to fluctuation for a variety of reasons.    Our operating results have, from time to time, fluctuated on a quarterly basis and may be subject to similar fluctuations in the future. These fluctuations may result from a number of factors, including:

•	the introduction of new products by us or our competitors;
•	the geographic mix of product sales;
•	the success and costs of our marketing efforts in new regions;
•	changes in third-party payor reimbursement;
•	timing of regulatory clearances and approvals;

•	costs associated with acquiring and integrating new businesses, technologies and product offerings;
•	timing of orders by distributors;
•	expenditures incurred for research and development;
•	competitive pricing in different regions;
•	the effect of foreign currency transaction gains or losses; and
•	other activities of our competitors.

Fluctuations in our quarterly operating results may cause the market price of our common stock to fluctuate.

If a natural or man-made disaster strikes our manufacturing facilities, we will be unable to manufacture our products for a substantial amount of time and our sales and profitability will decline.    Our facilities and the manufacturing equipment we use to produce our products would be costly to replace and could require substantial lead-time to repair or replace. The facilities may be affected by natural or man-made disasters, including COVID-19 that has spread globally, and in the event they were affected by a disaster, we would be forced to rely on third-party manufacturers. Although we believe we possess adequate insurance for the disruption of our business from causalities, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Delaware law and provisions in our charter and could make it difficult for another company to acquire us.    Provisions of our certificate of incorporation may have the effect of delaying or preventing changes in control or management which might be beneficial to us or our security holders. In particular, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders.  The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

You may not be able to enforce the judgments of U.S. courts against some of our assets or officers and directors.    A substantial portion of our assets are located outside the United States.  Additionally, some of our directors and executive officers reside outside the United States, along with all or a substantial portion of their assets. As a result, it may not be possible for investors to enforce judgments of U.S. courts relating to any liabilities under U.S. securities laws against our assets, those persons or their assets. In addition, investors may not be able to pursue claims based on U.S. securities laws against these assets or these persons in non-U.S. courts, where most of these assets and persons reside.

We are increasingly dependent on information technology systems and infrastructure.    Our technology systems are potentially vulnerable to breakdown or other interruption by fire, power loss, system malfunction, unauthorized access and other events. Likewise, data privacy breaches by employees and others with both permitted and unauthorized access to our systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public, or may be permanently lost. While we have invested heavily in the protection of data and information technology and in related training, there can be no assurance that our efforts will prevent significant breakdowns, breaches in our systems or other cyber incidents that could have a material adverse effect upon the reputation, business, operations or financial condition of the company. In addition, significant implementation issues may arise as we continue to consolidate and outsource certain computer operations and application support activities.

Our results of operations may be materially affected by global economic conditions generally, including conditions in the financial markets.    Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the impact of the COVID-19 pandemic, and the ability of sovereign nations to pay their debts have contributed to increased volatility and diminished expectations for the economy and the financial markets going forward. These factors, combined with volatile commodity prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown. It is difficult to predict how long the current economic conditions will continue and whether the economic conditions will continue to deteriorate.  If the economic climate in the United States or outside the United States continues to deteriorate or there is a shift in government spending priorities, customers or potential customers could reduce or delay their purchases, which could impact our revenue, our ability to manage inventory levels, collect customer receivables, and ultimately decrease our profitability.

Our leverage and debt service obligations could adversely affect our business.    As of June 30, 2020, our total consolidated debt was $1.2 billion.  We may incur additional indebtedness in the future.  Our indebtedness could have adverse consequences, including:

•	making it more difficult to satisfy our financial obligations;
•	increasing our vulnerability to adverse economic, regulatory and industry conditions;
•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	limiting our ability to borrow additional funds for working capital, capital expenditure, acquisitions and general corporate or other purposes; and
•	exposing us to greater interest rate risk.

Our debt service obligations will require us to use a portion of our operating cash flow to pay interest and principal in indebtedness, which could impede our growth.  Our ability to make payments on, and to refinance, our indebtedness, and to fund capital expenditures will depend on our ability to generate cash in the future.  This is subject to general economic, financial, competitive, legislative, regulatory, and other factors, many of which are beyond our control.

We may be adversely affected by recent proposals to reform LIBOR.    Certain of our financial arrangements, including credit facilities, are made at variable interest rates that use the London Interbank Offered Rate, or LIBOR (or metrics derived from or related to LIBOR), as a benchmark for establishing the interest rate.  On July 27, 2017, the United Kingdom’s Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021.  These reforms may cause LIBOR to cease to exist, new methods of calculating LIBOR to be established, or alternative reference rates to be established. The Alternative Reference Rates Committee (ARRC) has proposed that the Secured Overnight Financing Rate (SOFR) is the rate that represents best practice as the alternative to LIBOR for use in financial and other derivatives contracts that are currently indexed to United States dollar LIBOR. ARRC has proposed a paced market transition plan to SOFR from LIBOR, and organizations are currently working on industry wide and company specific transition plans as it relates to financial and other derivative contracts exposed to LIBOR. Uncertainty exists as to the transition process and broad acceptance of SOFR as the primary alternative to LIBOR, and the potential consequences to us cannot be fully predicted.  Changes in market interest rates may influence our financing costs, returns on financial investments and the valuation of derivative contracts and could reduce our earnings and cash flows.

We may impair intangible assets, such as goodwill.    We have recorded intangible assets, including goodwill in connection with our acquisitions.  At least on an annual basis, we will evaluate whether facts and circumstances indicate any impairment of the values of these intangible assets.  As circumstances change, we cannot assure you that the value of these intangible assets will be realized by us.  If we determine that a significant impairment has occurred, we will be required to write-off the impaired portion of intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

USE OF PROCEEDS

The shares which may be sold under this reoffer prospectus will be sold for the respective accounts of each of the Selling Stockholders listed herein (who are our employees). Accordingly, we will not realize any proceeds from the sale of the shares of our Common Stock. All expenses of the registration of the shares will be paid by us. See the sections entitled “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale (1) by the Selling Stockholders named in this prospectus of up to 44.408 shares of Common Stock and (2) by certain unnamed non-affiliate Selling Stockholders of up to 11,714.592  shares of Common Stock. Such unnamed non-affiliate Selling Stockholders, each of whom may sell up to the lesser of 1,000 shares of Common Stock or 1% of the shares issuable under the Plan, may use the reoffer prospectus for reoffers and resales.

The Selling Stockholders may, from time to time, resell all, a portion or none of the shares of our Common Stock covered by this reoffer prospectus. There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this reoffer prospectus.

The Selling Stockholders listed in the table below are our executive officers who have acquired shares of our Common Stock under the Plan. The address for each of the Selling Stockholders listed below is c/o ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA.

With respect to the Selling Stockholders who are affiliates of the Company, the following table sets forth (i) the number of shares of our Common Stock beneficially owned by each Selling Stockholder at August 7, 2020, (ii) the number of shares to be offered for resale by each Selling Stockholder and (iii) the number and percentage of shares of our Common Stock to be held by each Selling Stockholder after completion of the offering, based on 144,900,654 shares issued and outstanding at August 7, 2020, if such Selling Stockholder were to sell all of the shares of Common Stock which may be offered pursuant to this reoffer prospectus (however, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our Common Stock, and each Selling Stockholder may decide not to sell its shares that are registered under this Registration Statement).

Name	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares to be Offered for Resale	Number of Shares of Common Stock After Completion of Offering (2)	Percentage of Class to be Owned After Completion of the Offering
Rob Douglas (3)	440,104	6.344	440,097.656	*
Michael Farrell (4)	598,589	6.344	598,582.656	*
Jim Hollingshead (5)	87,474	6.344	87,467.656	*
Richie McHale (6)	17,747	6.344	17,740.656	*
David Pendarvis (7)	193,351	6.344	193,344.656	*
Brett Sandercock (8)	133,159	6.344	133,152.656	*
Raj Sodhi (9)	28,261	6.344	28,254.656	*

* Less than one percent

(1)

A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after August 7, 2020 upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from August 7, 2020) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	Includes the aggregate ownership of the Company’s Common Stock assuming all of the shares of Common Stock offered for resale pursuant to their offering have been sold.
(3)

Common Stock beneficially owned at August 7, 2020 includes options exercisable within 60 days to purchase 229,767 shares and 185,717 shares owned by the Douglas Family Trust, for which Mr. Douglas is trustee. Mr. Douglas has been the Company’s president and chief operating officer for more than three years.

(4)

Common Stock beneficially owned at August 7, 2020 includes options exercisable within 60 days to purchase 234,882 shares and 8,970 shares owned by the Lisette and Michael Farrell Family Trust,  for which Mr. Farrell is trustee. Mr. Farrell has been the Company’s chief executive officer and a director for more than three years.

(5)

Mr. Hollingshead has been the president of the Company’s sleep and respiratory care business since June 2020, prior to which he was the president of the Company’s sleep business beginning in July 2017.

(6)	Mr. McHale has been the chief transformation officer since June 2020, prior to which he was the president of the Company’s respiratory care business beginning in July 2017.
(7)

Common Stock beneficially owned at August 7, 2020 includes options exercisable within 60 days to purchase 60,189 shares. Mr. Pendarvis has been the Company’s chief administrative officer and global general counsel for more than three years.

(8)

Common Stock beneficially owned at August 7, 2020 includes options exercisable within 60 days to purchase 48,363 shares. Mr. Sandercock has been the Company’s chief financial officer for more than three years.

(9)	Mr. Sodhi has been the president of the Company’s software as a service (SaaS) business for more than three years.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale, from time to time, of shares of our Common Stock by the Selling Stockholders. The term “selling stockholder” as used within this section includes pledgees, donees, assignees, transferees or other successors in interest selling shares of our Common Stock received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We are registering the resale of shares of our Common Stock to provide the selling stockholders with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders pursuant to this prospectus or at all.

The selling stockholders may, from time to time, offer the shares of our Common Stock in one or more transactions (which may involve underwritten offerings on a firm commitment or best efforts basis, cross sales or block transactions) on the NYSE or otherwise, in secondary distributions pursuant to and in accordance with the rules of the NYSE, through one or more electronic trading platforms or services, in the over-the-counter market, in negotiated transactions, directly to one or more purchasers, including affiliates, through the writing of options on the shares (whether such options are listed on an options exchange or otherwise), short sales or a combination of such methods of sale or any other method permitted by applicable law, at fixed prices, at market prices or varying prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including pursuant to one or more “10b5-1” trading plans or similar plans. The selling stockholders may also engage in short sales against the box, puts and calls, writing options, hedging transactions and other transactions in our securities or derivatives of our securities and may sell or deliver the shares of our Common Stock registered pursuant to this prospectus in connection with these trades as permitted by applicable law, including, without limitation, delivering such shares to a lender in satisfaction of all or part of stock borrowed from such lender in connection with a short sale. The selling stockholders may pledge or grant a security interest in some or all of the shares of our Common Stock registered pursuant to this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares from time to time under this prospectus. In addition, any shares of Common Stock that qualify for sale under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) may be sold under that rule rather than pursuant to this prospectus.

The selling stockholders may effect such transactions by selling the shares of our Common Stock offered in this prospectus to or through broker-dealers or through other agents, including electronic trading platforms or similar services, and such broker-dealers or agents may receive compensation in the form of commissions, discounts or fees from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales effected with a broker-dealer may involve ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers or transactions in which the broker-dealer is principal and resells for its account. The selling stockholders and any agents or broker-dealers that participate in the distribution of the shares of Common Stock offered in this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

In the event of a “distribution” of the shares of our Common Stock offered in this prospectus, the selling stockholders, any selling broker-dealer or agent and any “affiliated purchasers” may be subject to Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain “stabilizing bids” or “stabilizing purchases” for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

At a time a particular offering of shares of our Common Stock is made, an additional prospectus, if required, may be distributed that will set forth the name or names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholders and any other required information. Shares of our Common Stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Baker & McKenzie LLP, Dallas, Texas.

EXPERTS

The consolidated financial statements of ResMed Inc. as of June 30, 2020 and 2019, and for each of the years in the three-year period ended June 30, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2020 financial statements refers to a change in accounting for leases due to the adoption of the FASB’s Accounting Standards Codification Topic 842, Leases.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We filed a registration statement on Form S-8 with the SEC of which this reoffer prospectus forms a part. This reoffer prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Common Stock offered pursuant to this reoffer prospectus, and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

The SEC allows us to “incorporate by reference” in this reoffer prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this reoffer prospectus. Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this reoffer prospectus. Any information so updated or superseded will not constitute a part of this reoffer prospectus, except as so updated or superseded. We incorporate by reference in this reoffer prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein), prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on August 12, 2020;
•	our Current Report on Form 8-K filed with the SEC on August 5, 2020; and
•	the description of our Common Stock contained in our Registration Statement on Form S-1 (No. 33-91094) declared effective on June 1, 1995.

We will provide, without charge to each person, including any beneficial owner, to whom this reoffer prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA. You also may contact us at (858) 836-5000 or visit our website at www.resmed.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to acquire our Common Stock

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated as of their respective dates in this Registration Statement by reference and shall be deemed to be a part hereof:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on August 12, 2020;
•	our Current Report on Form 8-K filed with the SEC on August 5, 2020; and
•	the description of our Common Stock contained in our Registration Statement on Form S-1 (No. 33-91094) declared effective on June 1, 1995.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the Commission pursuant to Items 2.02 or 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated in the state of Delaware. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 145(j) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the First Restated Certificate of Incorporation of ResMed Inc., as amended (the “Certificate of Incorporation”) contains a provision that indemnifies to the fullest extent permitted by Section 102(b)(7) of the DGCL each person that Section 102(b)(7) grants us the power to indemnify. Furthermore, our Certificate of Incorporation and the Sixth Amended and Restated Bylaws of ResMed Inc. (the “Bylaws”) provide for indemnification to the fullest extent permitted by Section 145 of the DGCL of each person that Section 145 of the DGCL grants us the power to indemnify.

We have entered into indemnification agreements with each of our directors and executive officers to provide contractual indemnification in addition to the indemnification provided in our Certificate of Incorporation and Bylaws. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors and officers. We intend to maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	First Restated Certificate of Incorporation of ResMed Inc., as amended. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 10-Q for the quarter ended September 30, 2013)
4.2	Sixth Amended and Restated Bylaws of ResMed Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Report on Form 8-K filed on February 26, 2020)
4.3

Form of certificate evidencing shares of Common Stock. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 33-91094) declared effective on June 1, 1995)

4.4	ResMed Inc. 2018 Employee Stock Purchase Plan. (Incorporated by reference to Appendix B of the Registrant’s Proxy Statement filed with the SEC on October 3, 2018)
5.1	Opinion and consent of Baker & McKenzie LLP.
23.1	Consent of Baker & McKenzie LLP. (Included in Exhibit 5.1)
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
24	Power of Attorney. (Included in the signature page to this Registration Statement)

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that:

(A)paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, ResMed Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this registration statement on its behalf, in the City of San Diego, State of California, USA, and in the City of Sydney, State of New South Wales, Australia on August 13, 2020.

RESMED INC.

By:	/s/ Michael J. Farrell
Michael J. Farrell, Chief Executive Officer

By:	/s/ Brett A. Sandercock
Brett A. Sandercock, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Michael J. Farrell and Brett A. Sandercock as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 13, 2020.

Signature	Title
/s/ Michael J. Farrell Michael J. Farrell	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Brett A. Sandercock Brett A. Sandercock	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Peter C. Farrell	Chairman of the Board
Peter C. Farrell

/s/ Carol J. Burt	Director
Carol J. Burt

/s/ Jan De Witte	Director
Jan De Witte

/s/ Karen Drexler	Director
Karen Drexler

/s/ Harjit Gill	Director
Harjit Gill

/s/ Rich Sulpizio	Director
Rich Sulpizio

/s/ Ron Taylor	Director
Ron Taylor